Exhibit 99.1

LMI AEROSPACE, INC. ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Joseph Burstein Retires; Steven Schaffer Appointed to fill vacancy

ST. LOUIS, March 10, 2015- LMI Aerospace, Inc. (NASDAQ: LMIA) ("LMI" or the "Company"), a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense industries, today announced that long-time director Joseph Burstein retired from the Board, effective March 6, and Steven Schaffer has been appointed to fill the vacancy, effective April 1.

"Joe Burstein has been a valued advisor to the company and its management as the company has grown substantially over the years,” said John Eulich, Lead Director of LMI. “Joe was an original investor in LMI when it was purchased as Leonard’s Metal 31 years ago. The Board will miss his advice and the positive attitude he has always brought to both the company and the Board and we wish him well in his retirement."

Burstein, 87, has served on LMI’s Board since the Company went public in 1998.

Schaffer, 63, is a retired executive of The Boeing Company and brings over 36 years of experience in the aerospace industry to LMI’s Board.

“We are very pleased to have Steve Schaffer joining us on the Board. Steve adds a wealth of industry knowledge and experience that will prove very helpful to LMI. We are very much looking forward to working with him,” Eulich said.

Prior to his retirement from Boeing, Schaffer was Vice-President and General Manager, Supplier Management, responsible for all outside production for Boeing Commercial Airplanes. Schaffer has also served on the boards of various nonprofit and civic group organizations.

“I believe Steve will be a great asset to LMI’s Board,” said Daniel G. Korte, President and Chief Executive Officer of LMI. “His significant experience in production as well as supply chain management at one of our largest customers is especially relevant as we further refine our strategy and plan for growth in the coming years.”

About LMI Aerospace
LMI Aerospace, Inc. (Nasdaq: LMIA), is a leading supplier of aerostructures, engineering services, and structural testing to the commercial, business and regional, and military aerospace markets. For more than 65 years, LMI has provided solutions to its customers’ most challenging problems across the entire aerospace industry. From manufacturing more than 40,000 products for integration into a variety of aircraft platforms to supporting aircraft product lifecycles and fleet support via complete turnkey engineering capabilities, LMI offers complete, integrated solutions in aerostructures, engineering and program management services. With “A Higher Level of Performance,” LMI ensures every customer interaction and touch point is met with a commitment to deliver the highest-quality products, best customer service and the most outstanding value in the industry. Based in St. Louis, LMI has operations in 27 locations across the U.S. as well as internationally in England, Australia, Mexico and Sri Lanka. For more information go to www.lmiaerospace.com.

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